Exhibit 10.1

THIRD AMENDMENT

AND

WAIVER

TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amendment and Waiver to Third Amended and Restated Loan and Security Agreement (the “Amendment”) is entered into as of July 27, 2005, by and between COMERICA BANK, successor by merger with COMERICA BANK – CALIFORNIA (“Bank”) and INPHONIC, INC. (“InPhonic”), SIMIPC ACQUISITION CORP. (“SimIpc”), and STAR NUMBER, INC. (“Star” and collectively within InPhonic and SimIpc, the “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Third Amended and Restated Loan and Security Agreement dated as of August 7, 2003 (as amended from time to time, including without limitation by that certain Waiver to Third Amended and Restated Loan and Security Agreement dated November 17, 2003, that certain letter from Bank to Borrowers dated March 18, 2004, that certain waiver letter from Bank to Borrowers dated May 31, 2004, that certain Joinder Agreement and First Amendment to Third Amended and Restated Loan and Security Agreement dated June 2, 2004, that certain Release Letter dated July 30, 2004 (the “Joinder Agreement”), that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated August 2, 2004, and that certain waiver letter from Bank to Borrowers dated May 5, 2005, together with any related agreements, the “Agreement”). Cellular Choices, LLC was previously added as a Borrower to the Agreement in the Joinder Agreement, but has been subsequently removed as a Borrower to the Agreement. Hereinafter, all indebtedness owing by Borrowers to Bank shall be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.	Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.	Waiver.

A.	Borrowers have requested and Bank hereby agrees to waive the following provisions within the following Sections of the Agreement for the period of time beginning May 6, 2005 and ending July 27, 2005:

Section 6.2(a)(1): as soon as available, but in any event within 30 days after each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering such Borrower’s operations during such period, in a form acceptable to Bank and certified by a Responsible Officer.

Section 6.2(a)(7): Borrowers shall deliver to Bank within 30 days of after the end of the month a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit F hereto, together with aged listing of accounts receivable and account payable and inventory reports.

Section 6.2(b): Within 30 days after the last day of each month, Borrowers shall deliver to Bank with monthly financial statement a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Section 6.7(a): Minimum EBITDA to be determined on or before 12/15/04 based on Borrowers’ financial projections; such projections to be delivered to Bank not later than 12/1/04.

B.	Bank hereby consents to and hereby waives any violation of Section 7.3 of the Agreement caused by Borrowers acquisitions of A-1 Wireless, VMC Satellite, and FONcentral.com.

C.	The Bank will waive the provisions referenced above subject to the terms and conditions of this Amendment.

D.	Other than the forgoing provisions waived hereby, the Bank confirms that to the actual knowledge of the representatives of the Bank who have primary responsibility for the relationship with Borrowers, no Event of Default exists under the Agreement.

E.	This waiver is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by Borrowers in favor of Bank. The Bank may still exercise its rights or any other or further rights against Borrowers because of any other breach not waived above.

III.	Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article V hereof, the Agreement is hereby amended as set forth below.

A.	The second sentence of Section 2.1(e)(i) of the Agreement is hereby deleted and not replaced.

B.	A new subsection (iii) is hereby added to Section 2.1(e) of the Agreement to read as follows:

“(iii) If Borrowers have not secured to Bank’s satisfaction their obligations with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in any Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by any Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.”

C.	Section 6.7(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Minimum Adjusted EBITDA. Adjusted EBITDA for the specified period on a quarterly basis of not less than the following amounts for the quarter ending as of the dates below:

Quarter Ending	Amount
March 31, 2005	Requirement to comply with Minimum EBITDA requirement as of March 31, 2005, waived by the letter dated May 5, 2005

June 30, 2005	$4,200,000

September 30, 2005	$6,800,000

December 31, 2005	$11,600,000

D.	Bank’s addresses for notices set forth in Section 10 of the Agreement are hereby amended in their entirety to read as follows:

“If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn: Manager
FAX: (310) 297-2290

With a copy to:	Comerica Bank
11921 Freedom Drive, Stuie 920
Reston, VA 20190
Attn: Beth Kinsey
FAX: (703) 467-9308”

E.	Exhibit A (DEFINITIONS) of the Agreement is hereby amended and supplemented by adding the following new definitions:

“‘Adjusted EBITDA’” means EBITDA plus any adjustments to earnings for stock based compensation costs plus non-recurring restructuring costs.

IV.	Legal Effect.

A.	The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.	Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Agreement remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of Agreement, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

V.	Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect. The effectiveness of this Agreement is conditioned upon receipt by Bank of this Amendment, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

A.	This Amendment, duly executed by Borrower;

B.	A legal fee from the Borrower in the amount of $250; and

C.	Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

INPHONIC, INC.		STAR NUMBER, INC.

By:	/s/ Lawrence Winkler	By:	/s/ Walter Leach
Title:	CFO, InPhonic, Inc.	Title:	Secretary

SIMIPC ACQUISITION CORP.		COMERICA BANK

By:	/s/ Walter Leach	By:	/s/ Beth Kinsey
Title:	Secretary	Title:	Sr. Vice President